KPMG Peat Marwick LLP
[Letterhead]

Securities and Exchange Commission

Dear Sir or Madam:

Our report on the 1996 Financial Statements of Transmedia Network Inc. could not be completed to allow a timely filing of the annual Form 10-K because of the restatement of the 1994 and 1995 Financial Statements following discussions with the staff of the Commission.

Sincerely,

/s/ KPMG PEAT MARWICK LLP

KPMG Peat Marwick LLP

December 30, 1996